Exhibit v

KPMG LLP

Suite 1000

620 S. Tryon Street

Charlotte, North Carolina 28202-1842

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated May 7, 2026, with respect to the financial statements of ABX Longevity Growth and Income Fund, included herein and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Registration Statement.

Charlotte, North Carolina

May 7, 2026

KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG
International Limited, a private English company limited by guarantee.